Exhibit (o)(11)

CODE OF ETHICS

TIMESSQUARE CAPITAL MANAGEMENT, LLC

(Effective November 19, 2004)

I. Statement of General Principles

This Code of Ethics (the “Code”) is based on the principle that the employees, officers and directors of TimesSquare Capital Management, LLC (the “Adviser”) owe a fiduciary duty to all Clients to conduct their personal securities transactions and other activities in a manner which does not interfere with investment transactions or otherwise take unfair advantage of their relationship to Clients. All employees must adhere to this general principle as well as comply with federal securities laws and the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate from scrutiny transactions and activities that show a pattern of compromise or abuse of the individual’s fiduciary duties to Clients. Accordingly, all employees, officers and directors must seek to avoid any actual or potential conflicts between their personal interests and the interest of our Clients. In sum, all employees, officers and directors shall place the interests of our Clients before our personal interests.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940 (the “Act”), and the Securities Exchange Act of 1934. Accordingly, no Access Person shall —

1. Employ any device, scheme or artifice to defraud;

2. Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4. Engage in any manipulative practice.

The Chief Compliance Officer of the Adviser is responsible for ensuring that employees of the Adviser understand the Code. The Chief Compliance Officer should encourage employees to discuss questions of business ethics or practices at any time they arise and to surface potential questions before any action is taken in order to prevent problems from developing. The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

II. General Definitions

A.	“Access Person” means any director, officer, member, employee or “Advisory Person” of the Adviser.

B.

“Advisory Person” means (1) any employee of the Adviser or of any company in a Control relationship to the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a Control relationship, or deemed by the Chief Compliance Officer to be in a control relationship, to the Adviser who obtains information concerning the recommendations made to an Investment Company with regard to the purchase or sale of a security.

C.	“Affiliated Mutual Fund” means any registered open-end investment company advised or sub-advised by the Adviser or an affiliate of the Adviser.

D.	“Beneficial Ownership” generally means that employees will be deemed to have ownership of Covered Securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion. Exhibit A defines Beneficial Ownership in greater detail.

E.	“Chief Compliance Officer” of the Adviser means Mark J. Aaron.

F.	“Client” means any corporate, advisory, investment company (registered under the Act or otherwise) or other account managed by, or as to which investment advice is given by, the Adviser.

G.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Securities” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, shares of closed-end mutual funds, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil and gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, non-bank certificate of deposit, or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”.

“Covered Securities” do not include - direct obligations issued by the Government of the United States; bankers’ acceptances; bank certificates of deposit; commercial paper and high quality short-term debt instruments, including repurchase agreements; shares of a Control affiliate sponsored registered open-end money market fund; and shares of registered open-end investment company (mutual fund).

I.	“Equivalent Covered Securities” means any security that has substantial economic relationship to another Covered Security. This would include, among other things, (1) a Covered Security that is convertible into another Covered Security, (2) with respect to an equity Covered Security, a Covered Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Covered Security and (3) with respect to a fixed-income Covered Security, a Covered Security having the same issuer, maturity, coupon and rating, any derivative, option or warrant relating to that Covered Security.

J.	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

K.	“Investment Company” means a company registered as such under the Act or any series thereof for which the Adviser is an investment adviser.

L.	“Material, Non-Public Information” means, generally, any information that is not generally available to the investing community that might reasonably be expected to affect the market value of Covered Securities or influence investor decisions to buy, sell or hold Covered Securities.

M.	“Personal Covered Securities Transactions” means any personal purchase or sale of a Covered Security on behalf of an account(s) in which an Access Person has direct or Beneficial Ownership.

N.	“Purchase or Sale” means any contract or agreement, including the writing of an option, to purchase or sell a Covered Security.

III. A. Applicability

The Code applies to all Access Persons, including part-time employees. Temporary personnel and consultants are subject to the same provisions of this policy as full-time employees.

B. Dissemination and Acknowledgment of the Code

The following procedures pertain to dissemination and acknowledgment of receipt of the Code.

1.	The Chief Compliance Officer shall oversee the dissemination and affirmation of the Code to all Access Persons.

2.	The Chief Compliance Officer shall ensure that each new full and part-time employee of the Adviser receives, upon employment, a copy of the Code and the Affirmation/Disclosure Statement. The employee shall execute and return the Affirmation/Disclosure Statement, attached hereto as Exhibit B, to the Chief Compliance Officer.

Hiring managers shall be responsible for ensuring that temporary personnel and consultants receive a copy of the Code and execute the Affirmation/Disclosure Statement.

3.	Access Persons are required to certify at least annually using the Affirmation/Disclosure Statement that:

(i) they have read and understood the Code;

(ii) they recognize that they are subject to the Code;

(iii) they have complied with the requirements of the Code;

(iv) they have disclosed or reported all Personal Covered Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code.

IV. Prohibited and Restricted Personal Covered Securities Transactions by Access Persons

A. Initial Public Offerings

No Access Person may acquire any Covered Securities in an initial public offering. However, there may be circumstances where investments may be permitted, provided they do not represent conflict of interest, or even the appearance of a conflict of interest. An example may be shares issued by mutual banks and insurance companies that specifically allocate shares to existing customers. In such cases, the Chief Compliance Officer shall be consulted.

B. Private Placements

An Access Person may not acquire any private placement security without express prior approval by the Chief Compliance Officer.

Access Persons who have been authorized to acquire a private placement security must disclose that investment to the Chief Compliance Officer when the Access Person plays a part in any subsequent consideration of an investment by a Client in the issuer of the private placement. In such circumstances, a decision to purchase securities of the issuer for a Client will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

C. Blackout Periods

Except as provided in Section F below, Access Persons are prohibited from executing a transaction in a Covered Security (1) on any day during which any Client has a pending “buy” or “sell” order in the same or an equivalent Covered Security, (2) within seven calendar days before or after a Client trades in the same or an equivalent Covered Security or (3) which is being considered for purchase or sale.

A “pending ‘buy’ or ‘sell’ order” exists when a decision to purchase or sell a Covered Security has been made. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D. Short-Term Trading Profits

Except as provided in Section F below, Access Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Covered Security (including the securities of Affiliated Mutual Funds) within any 60 calendar day period. The 60-day period is determined on the last in, first-out basis. If trades are effected during the proscribed period, any profits realized on such trades may be required to be disgorged to a charity approved by the Chief Compliance Officer. Transactions resulting in breakeven or losses are not subject to the 60-day prohibition.

E. Preclearance

Except as provided in Section F below, Access Persons must preclear all personal Covered Securities transactions with the Chief Compliance Officer. A pre-clearance form is attached hereto as Exhibit C.

All precleared orders must be executed by the end of the calendar day preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

The provisions of this Section prohibit all Access Persons from entering limit orders in their personal accounts unless their broker-dealer is further instructed that the order is only good until the end of that calendar day. The provisions of this Section prohibit all Access Persons from entering good-till-cancel orders in their personal accounts.

Access Persons are permitted to execute trades on-line. However, trades entered on-line after the close of business will not be executed until the following business day. Therefore, the employee must provide backup documentation to the Chief Compliance Officer evidencing the entry date of the transaction (which should coincide with the date of the pre-clearance).

F. Exempted Transactions

1.	The following transactions will be exempt from the provisions of Preclearance, Blackout Periods, and Short-Term Trading Profits above:

a.	Purchases or sales of Covered Securities effected in any personal account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

b.	Purchases or sales of Covered Securities which are non-volitional on the part of the Access Person.

c.	Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program (“DRIP”) (this exception does not apply to optional cash purchases or to the decision to begin or stop participating in a DRIP).

2.	The prohibitions of Section IV(C) (Blackout Periods) and IV(D) (Short-Term Trading Profits) will not apply to the following (but preclearances and reporting will still be required):

a.	“De minimis” Transactions - Any equity Covered Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by a Client, (ii) the issuer is listed on a major securities exchange (including, but not limited to NYSE and AMEX) or the NASDAQ National Market and has a market capitalization (outstanding shares multiplied by the current price per share) greater than $2 billion (or a corresponding market capitalization in foreign markets), and (iii) Adviser-managed portfolios in the aggregate own less than 1% of the outstanding equity shares of the issuer.

b.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

c.	Purchases or sales of Covered Securities which receive the prior approval of the Chief Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such purchases and sales are not likely to have any economic impact on a Client or on its ability to purchase or sell Covered Securities of the same class or other Covered Securities of the same issuer.

3.	The prohibitions of Section IV(C) (Blackout Periods) and IV(D) (Short-Term Trading Profits) do not apply to the following. Preclearances are not required:

a.	Any transaction in index securities (e.g. NASDAQ 100 - QQQ), including options thereon, effected on a broad-based index. Individual securities included in an index are not covered by this exception.

V. Opening and Maintaining Broker-Dealer Accounts by Access Persons

Access Persons must disclose all broker-dealer accounts in which there is direct or Beneficial Ownership to the Chief Compliance Officer. When opening new accounts, the Chief Compliance Officer shall be notified prior to effecting any trades in the new account(s). A Certification of Brokerage Accounts is attached hereto as Exhibit F.

In addition, Access Persons must supply the Chief Compliance Officer with a written statement to be sent to the broker-dealer(s) authorizing the broker-dealer to send duplicate copies of transaction confirmations and periodic statements for all accounts directly to the Compliance Department. A Brokerage Confirmation Request Letter is attached hereto as Exhibit G.

Access Persons must notify the Chief Compliance Officer when broker-dealer account ownership changes occur and when accounts are closed.

VI. Reporting of Personal Covered Securities Transactions and Post-Trade Review

A. Access Persons are required to direct their broker-dealers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Covered Securities Transactions (including securities transactions in Affiliated Mutual Funds) and copies of periodic statements for all accounts in which the Access Person has a direct or Beneficial Ownership interest. Compliance with this Code requirement will be deemed to satisfy the transaction reporting requirements imposed by applicable securities laws provided the duplicate confirmations are submitted within 30 days of the calendar quarter-end.

Any transactions in Covered Securities (including securities in Affiliated Mutual Funds) not executed through a broker-dealer must be reported quarterly to the Chief Compliance Officer within 30 calendar days of the end of the quarter. A Personal Securities Transaction Report is attached hereto as Exhibit D.

B. The Chief Compliance Officer or other compliance personnel designated by him will periodically review and monitor the personal investment activity of all Access Persons and all reports and/or brokerage confirmations and statements filed with the Adviser in accordance with the Code.

VII. Disclosure of Personal Holdings of Covered Securities Required for Access Persons

Within 10 calendar days of employment, and thereafter on an annual basis, all Access Persons must disclose all personal Covered Securities holdings (including securities holdings in Affiliated Mutual Funds) in which the Access Person has direct or Beneficial Ownership. The information provided must be current as of a date no more than 45 days before the individual becomes an access person or before the annual holdings report is submitted. Compliance with the annual disclosure requirement may be satisfied by periodic broker-dealers’ statements sent directly to the Chief Compliance Officer. Covered Securities (including securities in Affiliated Mutual Funds) not included in broker-dealers’ reports must be reported separately to the Chief Compliance Officer using the Security Holdings form attached hereto as Exhibit E.

VIII. Prohibitions Against Transactions Based on Material, Nonpublic Information

No Access Person will cause a purchase or sale of a Covered Security to be made for a Client or a personal account while in possession of material, nonpublic information with respect to the issuer of such Covered Security. You must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.

A. Communications. At all times, Access Persons must be aware that any information which is considered or suspected to be material and/or nonpublic should not be disclosed to anyone who does not have a business need to know such information, and any recipient of such information must be made aware that the information is material and nonpublic.

B. Files. Release of any materials which may contain material, nonpublic information (or conclusions or opinions based thereon) is only allowed on a need-to-know basis.

C. Other Disclosures. Access Persons should also exercise diligence in other areas where the possibility exists that material, nonpublic information may be inadvertently disclosed to anyone who does not have a need to know. For example, documents should not be left in conference rooms, or on copy or fax machines. Care should be taken to properly file or discard documents.

D. Restricted List. The Restricted List is maintained by the Chief Compliance Officer. This list includes issuers as to which material, nonpublic information has been received by Access Persons. It also identifies issuers as to which the release of such information violates contractual restrictions. In addition, it includes those issuers, the trading of whose securities is limited by other policy or legal considerations. The Restricted List is distributed to all traders, portfolio managers and analysts of public securities, persons responsible for private secondary market trading, and others as determined by the Chief Compliance Officer.

If any individual believes that he or she is in possession of material, nonpublic information with respect to an issuer having publicly traded securities outstanding, he or she must immediately advise the Chief Compliance Officer of the fact so that the name can be added to the Restricted List. If the individual is uncertain as to the materiality of the information, he or she should immediately meet with the Chief Compliance Officer to review the information and make a determination if it is appropriate to add the issuer to the Restricted List. If there is any doubt, the issuer will be placed on the Restricted List while the issues are reviewed by a higher level of management. An issuer placed on the Restricted List because of material, nonpublic information will not be removed from such List until the information which resulted in the issuer being placed on such List is no longer material or is now public.

No transaction will be made in a Covered Security for the account of a Client or any Access Persons receiving the Restricted List, the issuer of which is on the Restricted List, unless such transaction has been approved by the Compliance Department.

Additional requirements for personal trading in the securities of Affiliated Managers Group, Inc. (AMG) have been adopted by AMG for affiliates (including TimesSquare Capital Management, LLC) and their employees, officers and directors. These procedures can be found in the AMG Policy Regarding Special Trading Procedures (the “AMG Policy”) which has been received and acknowledged by all Access Persons. See the AMG Policy for an expanded discussion of the term “material, non-public information”.

IX. Reporting of Violations

If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm’s policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

X. Gifts

A. Access Persons and household members thereof are prohibited from giving or receiving any gift, or any series of gifts within a calendar year, of more than $50 in value to or from any person or entity that does business with the Adviser or on behalf of a Client. Occasional business meals or entertainment (theatrical or sporting events, etc.) are not defined as “gifts” and are permitted so long as they are not excessive in number or cost and the host is present at the event.

Gifts include prizes sponsored by or paid for by broker-dealers, investment bankers, correspondents, and other intermediaries, or investments of any amount, as well as any other property, service or thing of value (such as tickets, admission or entrance fees, meals, entertainment, transportation or lodging). Receipt or giving of gifts in the form of cash, checks, and gift certificates is prohibited.

B. In general, the Adviser will be responsible for all business travel expenses incurred by its employees which are consistent with corporate travel policy. As a matter of policy, the Adviser does not allow sponsors of trips who are broker-dealers or issuers of Covered Securities, or other investable assets, to pay for travel or lodging expenses for our employees.

Exceptions to this policy can be granted by the Chief Compliance Officer if the trip sponsor arranges for group travel or lodging which is not available through normal commercial channels for the convenience of the group (e.g. charter flights) or is a de minimis expense to the sponsor because of the nature of its business (e.g. airline or hotel companies). In both of these cases, it should be clear that the sponsor is paying for reasons of convenience rather than to curry favor.

XI. Corporate Directorships and Other Business Relationships

In order that even the appearance of impropriety be avoided, it is important that Adviser Access Persons not be involved in investment decisions which relate to other business enterprises of which they are “insiders.” For purposes of this policy, a person is an “insider” of a business enterprise if he or she is one of its directors or officers, or otherwise has a confidential relationship with it, or has a beneficial ownership of 1% of its voting stock. A regulated investment company is not a business enterprise for this purpose.

Adviser Access Persons should make written disclosure of any insider relationships to the Compliance Department. No new insider relationships should be accepted without the written approval of the Chief Compliance Officer. The continuation of any insider relationship is at the discretion of the Chief Compliance Officer and is to be terminated upon request.

XII. Investigations

The Chief Compliance Officer will make a determination from the reports of Covered Securities personal transactions, the annual Affirmation/Disclosure Statements, and from any other situations brought to his attention, or of which he is aware, whether a violation or possible violation, of this Code has occurred. The Chief Compliance Officer will thoroughly investigate each violation or possible violation. Such investigative procedures shall include notification to the Chief Executive Officer of the Adviser of the violation or possible violation, and discussion of the violation or possible violation with the employee to determine whether the procedures set forth in the Code were followed. Each investigation will be properly documented, including the name of the employee, the date of the investigation, identification of the violation or possible violation, and a summary of the disposition. The file kept on such investigation shall include all underlying records.

The Chief Compliance Officer will report his findings in writing to the Chief Executive Officer of the Adviser. The decision as to whether a violation has occurred will be subject to review by the Chief Executive Officer.

XIII. Sanctions for Personal Trading Violations

The Chief Executive Officer of the Adviser shall be responsible for determining whether it is appropriate to impose sanctions or take other actions against the employee. The Chief Executive Officer shall make such determination in light of all relevant facts and circumstances, including the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the employee’s responsibilities under the Code and the employee’s past history of compliance or non-compliance with the Code. Such sanctions or other actions may include, but are not limited to, one or more of the following:

•	Warning (verbal or written);

•	Reprimand;

•	Reassignment of duties;

•	Suspension of activities (e.g., your ability to trade for personal accounts);

•	Request the employee to sell the security in question and disgorge all profits to a charity;

•	Require the trade to be broken (if not too late);

•	Monetary fine (e.g., including a reduction in salary or bonus);

•	Suspension or termination of employment; or

•	A combination of the foregoing.

XIV. Records

The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Act and shall be available for examination by representatives of the Commission:

A.	A copy of the Code and any other code of ethics which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

B.	A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

C.	A copy of each report made by, or brokerage confirmation and statement filed on behalf of, an Access Person pursuant to the Code shall be preserved for a period of not less than five

(5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

D.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Code or who are or were responsible for reviewing the reports, shall be maintained in a easily accessible place;

E.	Records evidencing prior approval of, and the rationale supporting, an acquisition by an Access Person of Covered Securities in an initial public offering or private placement shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the approval is granted;

F.	A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past five (5) years were employees shall be preserved for five (5) years after the individual ceases to be an employee; and

G.	A copy of all written annual reports provided by the Adviser in accordance with paragraph (c)(2)(ii) of Rule 17j-1 under the Act for a period of five (5) years following the end of the fiscal year in which they are made, the first two (2) years in an easily accessible place.

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Covered Securities if you have or share a direct or indirect “Pecuniary Interest” in the Covered Securities.

You have a “Pecuniary Interest” in Covered Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Securities.

The following are examples of an indirect Pecuniary Interest in Covered Securities:

1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Covered Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2. Your interest as a general partner in Covered Securities held by a general or limited partnership.

3. Your interest as a manager-member in the Covered Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Covered Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Covered Securities held by a trust:

1. Your ownership of Covered Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2. Your ownership of a vested interest in a trust.

3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

EXHIBIT B

INITIAL AND ANNUAL CODE OF ETHICS CERTIFICATION

To be completed by all TimesSquare employees

TO: Chief Compliance Officer

FROM: __________________________

DATE: ___________________________

SUBJECT:	Initial and Annual Code of Ethics Acknowledgment Form - TimesSquare Code of Ethics

I acknowledge that I have received, read and understood the TimesSquare Capital Management, LLC Code of Ethics. I recognize that I am subject to the Code and I hereby assure that I will comply with the requirements of the Code. I recognize the responsibilities and obligations, including but not limited to preclearance, quarterly transaction reports, initial and annual listing of holdings, and compliance with federal securities laws, incurred by me as a result of my being subject to this Code. If initial certification: I hereby agree to abide by the attached Code. If annual recertification: I hereby acknowledge that during the past year I have abided by the attached Code and reported all transactions required to be reported under the Code. If otherwise, I have provided a description of my violations and the reason for the same immediately below.

SIGNATURE AND PRINTED NAME	DATE

EXHIBIT C

PRECLEARANCE

PERSONAL COVERED SECURITIES TRANSACTIONS

Name: _______________________________________

Date: ________________________________________

Time: ________________________________________

Name of Security: _____________________________

•	If the request is to purchase (sell), has this security been sold or (purchased) by this individual within the past 60 calendar days? Yes, no, de minimis, or explain exception.

•	Does any Client portfolio have a pending “buy” or “sell” order in the same or equivalent Covered Security? Yes, no, de minimis, or explain exception.

•	If the request is made by Investment Personnel, has a portfolio purchased or sold this security within the past seven calendar days or is a transaction currently anticipated within the next seven calendar days? Yes, no, de minimis, not applicable as, relative to the securities to be purchased/sold, this person is not defined as “Investment Personnel”, or explain exception.

•	Is this an IPO? Yes, no, or explain exception.

•	Is this a private placement? Yes, no, or explain exception.

This approval is good for ________________________ only.

(date)

Preclearance granted by: _____________________________

EXHIBIT D

PERSONAL REPORT OF SECURITIES TRANSACTIONS

Name/Routing: _________________________________

For the Quarter Ending ________________, 200_

The following is a record of all transaction(s) for a Personal Account in Securities in which I or a Family Member had, or by reason of which I or a Family Member acquired or disposed of, a direct or indirect Beneficial Ownership during the month. This report is made solely to comply with SEC regulations and shall not be construed as an admission by me that I am or a Family Member is the Beneficial Owner of the Security(ies) listed below. The purchase or sale of shares of unaffiliated, open-end funds, investment of dividends through a dividend reinvestment plan and the purchase or sale of securities which are issued by the Government of the United States, may be omitted.

Name of Security	Name of Broker/Dealer/Bank	Account Number	Number of Shares/ Units	Price per Share/Unit	DATE
					Purchased	Sold	Other (Explain)

☐  NONE (check if no reportable transactions)

Signature:	Date:

Compliance Unit Review:

EXHIBIT E

TimesSquare Capital Management, LLC

Personal Covered Security Holdings Disclosure

List of All Covered Securities Held

As at ___________________

Employee Name:	Signature:
(Please print)

Date:

Broker-Dealer and Account Number	Description of Covered Security	Number of shares or par value held

EXHIBIT F

CERTIFICATION OF BROKERAGE ACCOUNTS

I hereby certify that the following is a complete list of the personal accounts* that I maintain with the broker-dealer named, said broker-dealer’s address and the account number(s) with such broker-dealer. I also authorize Compliance to request a copy of trade confirmations and account statements from the broker-dealer for each account listed below.

Broker-Dealer	Address	Account Number(s)

I hereby certify that I have no Personal Accounts with any broker-dealer.

Date _________________________

Signature ____________________________________

Name Printed _________________________________

*	A Personal Account includes your own account, the account of a family member or any account in which you hold Beneficial Ownership (as defined in the Code).

PLEASE USE A SEPARATE SHEET FOR EACH BROKER-DEALER

EXHIBIT G

BROKER CONFIRMATION REQUEST LETTER

Date

Name

BD Name

BD Fax Number or Address

Re:	Employee Name, Account Number(s)

I am an employee of TimesSquare Capital Management, LLC, a registered investment adviser. In compliance with the Firm’s Code of Ethics, please send duplicate copies of confirmations of any securities transactions in the above referenced account and periodic account statements to the Firm at the following address:

Chief Compliance Officer TimesSquare Capital Management, LLC 25th Floor Four Times Square New York, New York 10036

Very truly yours,

TimesSquare Employee

Cc:	TimesSquare Chief Compliance Officer